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                                                                    Exhibit 20.1


Tuesday May 16, 5:05 pm Eastern Time

Company Press Release

SOURCE: Nobel Learning Communities, Inc.

Nobel Learning Communities, Inc. Adopts Stockholder Rights Plan

MEDIA, Pa., May 16 /PRNewswire/ -- Nobel Learning Communities, Inc. (Nasdaq:
NLCI - news) announced today that its Board of Directors has adopted a Stockholder Rights Plan.

Under the Stockholder Rights Plan, preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock outstanding as of the close of business on June 1, 2000. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $18.00.

The Rights will not be exercisable unless a person or group acquires, or announces the intent to acquire, beneficial ownership of (i) 13% or more of the Company's Common Stock, in the case of a person or group that currently owns 10% or less of the Company's Common Stock; (ii) an additional 3% or more of the Company's Common Stock, in the case of a person or group that currently owns greater than 10%, but less than 17%, of the Company's Common Stock; (iii) 20% or more of the Company's Common Stock, in the case of a person or group that currently owns at least 17%, but no greater than 20%, of the Company's Common Stock; or (iv) a greater percentage of the Company's Common Stock than is currently owned by such person or group, in the case of a person or group that currently owns 20% or more of the Company's Common Stock. The Rights are redeemable for $.001 per Right at the option of the Board of Directors at any time prior to the close of business on the tenth business day after the announcement of a stock acquisition event described above. If not redeemed, the Rights will expire on May 31, 2010. Prior to the date upon which the rights would become exercisable under the Plan, the Company's outstanding stock certificates will represent both the shares of Common Stock and the Rights, and the Rights will trade only with the shares of Common Stock.

Generally, if the Rights become exercisable, then each stockholder, other than the acquiror, is entitled to purchase, for the exercise price, that number of shares of Common Stock that, at the time of the transaction, will have a market value of two times the exercise price of the Rights. In addition, if, after the Rights become exercisable, the Company is acquired in a merger or other business combination, or 50% or more of its assets or earning power are sold, each Right will entitle the holder to purchase, at the exercise price of the Rights, that number of shares of common stock of the acquiring company that, at the time of the transaction, will have a market value of two times the exercise price of the Rights.

The Rights are designed to provide the Board of Directors sufficient time to evaluate proposed change-in-control transactions by encouraging potential acquirors to negotiate with the Board of Directors before attempting a tender offer for the Company. The Rights are not intended to
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prevent transactions on terms that are fair to the Company's stockholders nor to deter any potential acquiror who is willing to complete a transaction on such terms.

Nobel currently operates 149 schools with operations in 15 states, including private schools, charter school and schools for learning challenged children.

Except for historical information contained in this report, the information in the report consists of forward looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition, competitive activities, as well as the acceptance of newly developed and converted schools and the performance of acquired businesses. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission.

SOURCE: Nobel Learning Communities, Inc.

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